UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 5, 2022 (May 4, 2022)

Bath & Body Works, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8344	31-1029810
(State or another jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Limited Parkway, Columbus, OH	43230
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (614) 415-7000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 140.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - $0.50 Par Value	BBWI	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 4, 2022, Andrew M. Meslow, Chief Executive Officer of Bath & Body Works, Inc. (the “Company”) and a member of the Company’s Board of Directors (the “Board”), entered into a Transition and General Release Agreement (the “Transition and Release Agreement”) with the Company, in anticipation of his previously announced departure due to health reasons effective on May 12, 2022 (the “Separation Date”).

The terms provided under the Transition and Release Agreement were unanimously approved by the members of the Human Capital & Compensation Committee of the Board (the “Committee”), in consultation with the Committee’s independent compensation consultant. The Company entered into the Transition and Release Agreement to ensure an orderly transition of Mr. Meslow’s role as the Company’s Chief Executive Officer and in recognition of Mr. Meslow’s exceptional leadership since May 2020 during a period of significant transformation for the Company, as well as the circumstances that led to his departure. In addition, by entering into the Transition and Release Agreement, the Company secured additional obligations from Mr. Meslow, including certain enhancements to his restrictive covenant obligations, the execution of a waiver and release of claims and certain cooperation obligations, in each case as described in more detail below.

Pursuant to the Transition and Release Agreement, Mr. Meslow will be eligible to receive an aggregate cash amount equal to $7.0 million, payable in ratable biweekly installments over 24 months following the Separation Date. In addition, Mr. Meslow will be eligible to receive Company paid health coverage under the Company’s group health plan for up to 24 months following the Separation Date.

As a condition to receipt of these payments and benefits, by entering into the Transition and Release Agreement, Mr. Meslow agreed to (i) extend the period of his non-competition and non-solicitation obligations by an additional 12 months (such that these restrictions will apply for a total period of 24 months following the Separation Date) and (ii) expand the scope of his non-competition obligations to apply to any country (or part thereof) in the world in which the Company operates, sells or markets its products, or with respect to which Mr. Meslow had responsibility or supervisory authority or obtained any confidential information. In addition, pursuant to the Transition and Release Agreement, Mr. Meslow agreed to (i) execute a waiver and release of claims in favor of the Company and (ii) cooperate with the Company in connection with certain matters in which he was involved or had knowledge during his employment.

Any outstanding equity awards held by Mr. Meslow as of the Separation Date will remain subject to their existing terms. Accordingly, on the Separation Date, Mr. Meslow will forfeit the following unvested equity awards held by him (as of the date of this Current Report on Form 8-K): 86,348 stock options; 122,536 restricted stock units; and 1,311,057 target performance stock units.

The foregoing description of the Transition and Release Agreement is qualified in its entirety by reference to the complete text of the Transition and Release Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Transition and General Release Agreement, dated as of May 4, 2022, by and between Bath & Body Works, Inc. and Andrew M. Meslow.

104	Inline XBRL for the cover page of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BATH & BODY WORKS, INC.

By:	/s/ Michael C. Wu
	Name:	Michael C. Wu
	Title:	Chief Legal Officer and Secretary

Date: May 5, 2022